Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2019 Results

Record Lexia revenue drives consolidated year-over-year revenue growth for the first time since 2014

ARLINGTON, VA —May 7, 2019 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 20% year-over-year to a record-high $14.8 million.
•

Revenue within the Consumer Language segment increased 2% year-over-year to $15.4 million. Consumer Net Lifetime Value (“LTV”) added was $7.6 million in the first quarter 2019, up from $7.5 million in the first quarter last year.

•	Revenue within the Enterprise & Education (“E&E”) Language segment decreased 6% year-over-year to $14.4 million.
•

Total operating expenses decreased 3% year-over-year, to $37.7 million. Consolidated first quarter net loss was $0.5 million, an improvement of $5.9 million from a net loss of $6.4 million in the same quarter a year ago, driven by revenue growth, certain non-recurring items and timing of expenses. Adjusted EBITDA, a non-GAAP financial measure, was $3.3 million in the first quarter 2019, an increase of $4.6 million, compared to $(1.3) million in the year-ago period.

•	At March 31, 2019 the Company had zero debt outstanding and cash and cash equivalents totaled $28.3 million.

“First quarter results were in-line with our expectations, resulting in consolidated revenue growth for the first time since 2014,” said John Hass, Chairman and Chief Executive Officer.  “The investments we are making in our K-12 Literacy and Consumer Language businesses have given us a good start to 2019.  As we move into the seasonally important second and third quarters for K-12 we are focused on driving the growth of our entire literacy portfolio with both current and new customers.”

Mr. Hass continued, “Moving forward, we will continue to leverage our growing K-12 presence and iconic Rosetta Stone brand to become a global leader in digital learning solutions that positively impacts the lives of learners in schools, homes and businesses around the world.”

First Quarter 2019 Review

Revenue: Total revenue in the first quarter was $44.6 million, compared to $42.8 million in the first quarter of 2018, primarily as a result of revenue growth in the Literacy and Consumer Language segments.

Revenue at Lexia increased 20% year-over-year to $14.8 million. Lexia's sustained revenue growth reflects strong demand for its product portfolio, high retention rates, and increased effectiveness of the Company's direct sales force. Literacy bookings remained flat over the prior year period reflecting a continuing trend of both new and renewal bookings consolidating into the third calendar quarter, which is the beginning of the school operating year.

Consumer Language segment revenue increased 2% year-over-year to $15.4 million, reflecting higher bookings (before SOURCENEXT) and the benefit of previously deferred subscription revenue. Subscribers grew 32% year-over-year to 516,000 at March 31, 2019. Subscriber growth was largely driven by the inclusion of lower priced, shorter initial duration subscriptions in the Company’s portfolio. Subscriptions with a duration of one year or less totaled 45% of the subscription unit mix at the end of the first quarter 2019, up from 37% at the end of the same quarter last year.  Consumer Language bookings totaled $15.8 million in Q1 2019, up year over year from $15.2 million before SOURCENEXT and the decommissioned Fit Brains.

E&E Language segment revenue decreased 6% year-over-year to $14.4 million, driven by lower booking levels in 2018 and Q1 of this year, which negatively impacted revenue in the corporate and reseller channels.  E&E language bookings decreased $0.3 million, or 4% year-over-year.

US$ thousands, except for percentages

	Three months ended March 31,
	2019	Mix %	2018	Mix %	% change
Revenue from:
Literacy	$14,806	33%	$12,384	29%	20%
E&E Language	14,443	32%	15,436	36%	(6)%
Consumer Language	15,362	35%	14,988	35%	2%
Total Revenue	$44,611	100%	$42,808	100%	4%

Net Loss:  In the first quarter 2019, the Company reported a net loss of $0.5 million, or $(0.02) per diluted share.  In the comparable period a year ago, the Company reported net loss of $6.4 million, or $(0.29) per diluted share. Total operating expenses decreased $1.4 million, or 3% year-over-year, to $37.7 million driven by decreases in sales and marketing and research and development expenses, partially offset by an increase in general and administrative expense. The year-over-year improvement in net loss also benefited by $3.3 million from three non-recurring items: the $1.4 million gain on sale of assets; a $0.6 million improvement in the income tax provision driven by Virginia’s state adoption of 2017 Tax Reform; and, the absence of a $1.3 million inventory obsolescence charge taken in the first quarter of 2018 associated with the switch from packaged perpetual products to subscription-based offerings in the retail and DTC channels of the Consumer Language segment which did not recur in 2019.

Balance Sheet: The Company had cash and cash equivalents of $28.3 million and zero debt at March 31, 2019. Deferred revenue totaled $146.3 million at March 31, 2019, compared to $162.9 million at December 31, 2018. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $99.4 million, or approximately 68% of the total March 31, 2019 balance.

Free Cash Flow and Adjusted EBITDA: Net cash used in operating activities was $6.6 million in the first quarter of 2019 compared to $0.4 million in the first quarter last year. Free cash flow, a non-GAAP financial measure, was an outflow of $11.3 million in the first quarter 2019, compared to an outflow of $4.4 million in the same period a year ago. Included in the first quarter 2018 free cash flow was a one-time $4.5 million cash receipt from the Company’s arrangement with SOURCENEXT.

Adjusted EBITDA, a non-GAAP financial measure, was $3.3 million in the first quarter 2019, an increase of $4.6 million, compared to $(1.3) million in the year-ago period.

2019 Outlook

The Company is providing the following guidance for the full year ending December 31, 2019 (US$ millions):

	Full Year
	2018 Actual	2019 Guidance
Revenue from:
Literacy	$52.8	$ ~63.0
Combined Language	120.8	Approaching 128.0
Total Revenue	$173.6	$ ~191.0
GAAP Net Loss	(21.5)	~(15.0)
Adjusted EBITDA	0.2	~8.0
Operating Cash Flow[1]	10.4	~19.0
Capital Expenditures	16.9	~20.0
Ending Cash Balance[2]	$38.1	$ ~38.0

1 Includes approximately $4.5 million of SOURCENEXT cash receipts in 2018.

2 Assumes no debt.

Earnings Conference Call

In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until 11:59 p.m. ET on Tuesday, May 14, 2019. Investors may dial into the replay using 1-412-317-6671 and passcode 13689513.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our literacy or language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2018, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.

Non-GAAP Financial and Statistical Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•

Bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•

Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.
•

Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

In addition, this press release contains references to the following statistical measures:

•

North America Consumer DTC and Global App Sales LTV per Unit: The Lifetime Value per unit, or LTV per unit, is an operating metric calculated as the combined value of customers' initial purchases plus an estimate of future renewals based on the median renewal rates observed for recent renewals of similar products. The per unit metric is expressed as the weighted average LTV per unit of all products sold during a given period

•	LTV Added is the LTV per unit multiplied by total new unit sales net of returns.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:

Lasse Glassen / Jason Terry

Addo Investor Relations

1-310-829-5400

IR@rosettastone.com

Media Contact:

Andrea Riggs

1-917-572-5555

ariggs@rosettastone.com

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of
	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$28,287	$38,092
Restricted cash	54	82
Accounts receivable (net of allowance for doubtful accounts of $289 and $372 at March 31, 2019 and December 31, 2018, respectively)	13,738	21,950
Inventory	1,763	933
Deferred sales commissions	10,204	11,597
Prepaid expenses and other current assets	5,121	4,041
Total current assets	59,167	76,695
Deferred sales commissions	6,332	6,933
Property and equipment, net	37,693	36,405
Operating lease right-of-use assets	5,533	—
Intangible assets, net	15,462	15,850
Goodwill	49,000	49,239
Other assets	1,615	2,136
Total assets	$174,802	$187,258
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$7,345	$8,938
Accrued compensation	10,906	9,046
Income tax payable	603	328
Operating lease liabilities	1,800	—
Other current liabilities	10,697	13,925
Deferred revenue	99,443	113,378
Total current liabilities	130,794	145,615
Deferred revenue	46,811	49,507
Deferred income taxes	2,184	2,776
Operating lease liabilities	3,612	—
Other long-term liabilities	1,200	1,368
Total liabilities	184,601	199,266
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively)	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 24,812 and 24,426 shares issued, and 23,812 and 23,426 shares outstanding, at March 31, 2019 and December 31, 2018, respectively)	2	2
Additional paid-in capital	204,895	202,355
Treasury stock, at cost; 1,000 and 1,000 shares at March 31, 2019 and December 31, 2018, respectively)	(11,435)	(11,435)
Accumulated loss	(200,136)	(199,592)
Accumulated other comprehensive loss	(3,125)	(3,338)
Total stockholders' deficit	(9,799)	(12,008)
Total liabilities and stockholders' deficit	$174,802	$187,258

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2019	2018
Revenue	$44,611	$42,808
Cost of revenue	8,426	9,434
Gross profit	36,185	33,374
Operating expenses
Sales and marketing	23,238	24,191
Research and development	5,738	6,306
General and administrative	8,692	8,532
Total operating expenses	37,668	39,029
Loss from operations	(1,483)	(5,655)
Other income and (expense):
Interest income	33	25
Interest expense	(60)	(83)
Other income and (expense)	796	(228)
Total other income and (expense)	769	(286)
Loss before income taxes	(714)	(5,941)
Income tax (benefit) expense	(170)	461
Net loss	$(544)	$(6,402)
Loss per share:
Basic	$(0.02)	$(0.29)
Diluted	$(0.02)	$(0.29)
Common shares and equivalents outstanding:
Basic weighted average shares	23,036	22,425
Diluted weighted average shares	23,036	22,425

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(544)	$(6,402)
Non-cash adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	1,220	583
Loss on foreign currency transactions	708	245
Bad debt recovery	(13)	(75)
Depreciation and amortization	3,529	3,610
Operating lease costs	526	—
Deferred income tax (benefit) expense	(592)	36
Gain on disposal or sale of assets	(1,395)	—
Amortization of deferred financing costs	14	34
Net change in:
Accounts receivable	8,237	11,038
Inventory	(829)	1,467
Deferred sales commissions	1,997	1,655
Prepaid expenses and other current assets	(789)	(639)
Income tax receivable or payable	271	(91)
Other assets	144	(166)
Accounts payable	(1,595)	(58)
Accrued compensation	2,441	1,597
Other current liabilities	(2,622)	(2,413)
Operating lease liabilities	(544)	—
Other long-term liabilities	(31)	—
Deferred revenue	(16,700)	(10,839)
Net cash used in operating activities	(6,567)	(418)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,714)	(3,948)
Proceeds from sale of assets	996	—
Net cash used in investing activities	(3,718)	(3,948)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	744	467
Payment of deferred financing costs	(2)	—
Payments under financing lease liabilities	(110)	(115)
Net cash provided by financing activities	632	352
Decrease in cash, cash equivalents, and restricted cash	(9,653)	(4,014)
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	(180)	193
Net decrease in cash, cash equivalents, and restricted cash	(9,833)	(3,821)
Cash, cash equivalents, and restricted cash—beginning of period	38,174	43,036
Cash, cash equivalents, and restricted cash—end of period	$28,341	$39,215

ROSETTA STONE INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three months ended March 31,
	2019	2018
GAAP net loss	$(544)	$(6,402)
Total other non-operating (income) and expense, net	(769)	286
Income tax (benefit) expense	(170)	461
Depreciation and amortization	3,529	3,610
Stock-based compensation expense	1,220	583
Restructuring expense	—	31
Other EBITDA adjustments	53	141
Adjusted EBITDA*	$3,319	$(1,290)

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.

RECONCILIATION OF CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three months ended March 31,
	2019	2018
Net cash used in operating activities	$(6,567)	$(418)
Purchases of property and equipment	(4,714)	(3,948)
Free cash flow *	$(11,281)	$(4,366)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.

Supplemental Information

(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Mar 31
	2018	2018	2018	2018	2018	2019
Revenue by Segment (in thousands, except percentages)

Literacy	12,384	12,695	13,215	14,472	52,766	14,806
E&E Language	15,436	15,356	14,990	14,594	60,376	14,443
Consumer Language	14,988	15,451	14,545	15,508	60,492	15,362
Total	42,808	43,502	42,750	44,574	173,634	44,611

YoY Growth (%)
Literacy	22%	22%	20%	20%	21%	20%
E&E Language	(6)%	(11)%	(9)%	(3)%	(7)%	(6)%
Consumer Language	(29)%	(15)%	(22)%	(13)%	(20)%	2%
Total	(10)%	(5)%	(7)%	—	(6)%	4%

% of Total Revenue
Literacy	29%	29%	31%	32%	30%	33%
E&E Language	36%	35%	35%	33%	35%	32%
Consumer Language	35%	36%	34%	35%	35%	35%
Total	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	36,965	37,759	37,747	39,936	152,407	39,830
International	5,843	5,743	5,003	4,638	21,227	4,781
Total	42,808	43,502	42,750	44,574	173,634	44,611

Revenues by Geography (as a %)
United States	86%	87%	88%	90%	88%	89%
International	14%	13%	12%	10%	12%	11%
Total	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.